EXHIBIT 10a

Margaret M. Pego                Human Resources
Senior Vice President-Human Resources         80 Park Plaza, T4, Newark, NJ 07102
and Chief Human Resources Officer        tel: 973-430-7243 fax: 973-643-6063
email: Margaret.Pego@pseg.com

June 18, 2014

Tamara L. Linde
954 West Front Street
Red Bank, NJ 07701

Dear Tamara:
I am pleased to offer you the position of Executive Vice President and General Counsel in PSEG Services Corporation, effective July 2, 2014. In this position, you will be paid a base annual salary of $470,000. You shall be eligible for your next salary review in January 2015. Salary reviews will be conducted annually thereafter.
You will be eligible to participate in PSEG’s Senior Management Incentive Compensation Plan (“SMICP”) under the terms and conditions of the SMICP. Your target incentive award for 2014 will be 65% of your base salary, however, you may be eligible to receive up to 97.5% of your base salary dependent upon business results. Targets and awards may be adjusted from time to time in accordance with established plan procedures. There is no guarantee of payment under the SMICP, and any such payment will be contingent upon your establishment and successful completion of goals and objectives. Your first award under the SMICP, if earned, will be based upon the successful completion of goals and objectives for 2014 and payable in 2015. Any SMICP award for 2014 will be prorated based on your promotion date of July 2, 2014. You will be eligible for a prorated Management Incentive Compensation Plan (“MICP”) award for the period January 1 to July 1, 2014.

You will continue to be a participant in the PSEG 2004 Long-Term Incentive Plan as amended (“LTIP”). It will be recommended to the Organization and Compensation Committee (“O&CC”) that you be granted a total 2014 LTIP award of $437,500. This award total will be reduced by your recent 2014 LTIP award of $200,000 resulting in an additional LTIP award of $237,500. As a Senior Officer, this and future grants will be in the form of 40% as Restricted Stock Units (“RSUs”) and 60% as Performance Share Units (“PSUs”). In the future, the number and form of LTIP grants recommended in any given year will appropriately reflect your responsibilities and ability to contribute to the long-term success of PSEG and is subject to the approval of the O&CC of the Board. All grants under the LTIP for 2014 and any future years will be subject to the terms of the LTIP and the related grant award agreements.

You will continue to be eligible to participate in the PSEG Deferred Compensation Plan For Certain Employees (“Deferred Compensation Plan”), which will allow you to defer all or a portion of your base pay and/or any cash incentive you may receive in any given year. In November, you will receive information regarding participation in the Deferred Compensation Plan for 2015.

For 2015, you will continue to be eligible to participate in the PSEG Equity Deferral Plan (“Deferred Equity Plan”), which will allow you to defer all or a portion of the receipt of shares under the LTIP. In November 2014, you will receive information regarding participation in the Deferred Equity Plan for 2015.
If, at the time you terminate from employment, you are determined to be a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your nonqualified deferred compensation payments will be delayed for six months following your termination of employment to the extent necessary to satisfy Section 409A.
You will continue to be a Schedule A participant in the Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as amended from time to time.
You will be eligible for an annual physical examination through the University of Pennsylvania.
You will continue to be provided a parking space in the Company parking garage in Newark, NJ. Aditionally, you will be eligible for a monthly vehicle stipend of $1,000.
You will be required to own and retain a level of company stock commensurate with your new position as outlined in the attached Officer Stock Ownership and Retention Policy.
At all times, your employment with PSEG Services Corporation is and will be considered at-will, which means that either you or the Company is free to terminate the employment relationship at any time, for any reason, with or without cause.
This letter shall not be construed, nor is it intended to be construed, as a binding contract of employment.
Additionally, enclosed is a booklet referencing the Responsibilities of Corporate Officers and Directors.
Finally, you will be required to sign the enclosed Confidentiality, Non-Competition, and Non-Solicitation Agreement, and the enclosed Arbitration Agreement.
If the foregoing is in accordance with your understanding, please sign this letter and the enclosed Agreements, and return them to me.
Sincerely,

/s/ Margaret M. Pego

Margaret M. Pego
Senior Vice President - Human Resources
and Chief Human Resources Officer

Agreed to this 2nd day of July, 2014.

/s/ Tamara L. Linde
Tamara L. Linde

Attachments:

1.	Officer Stock Ownership & Retention Policy

2.	Responsibilities of Corporate Officers and Directors

3.	Confidentiality, Non-Competition and Non-Solicitation Agreement

4.	Arbitration Agreement

PSEG OFFICER STOCK OWNERSHIP AND RETENTION POLICY

Revised July 15, 2013

Purpose

The purpose of the PSEG Officer Stock Ownership and Retention Policy (the “Policy) is to strengthen the alignment of the interests of management with the interests of shareholders.

Covered Officers

This Policy applies to all officers at the level of Vice President and above of Public Service Enterprise Group Incorporated (the “Company”) , Public Service Electric and Gas Company, PSEG Power LLC, PSEG Energy Holdings L.L.C., PSEG Services Corporation, PSEG Fossil LLC (“Fossil”), PSEG Nuclear LLC (“Nuclear”), PSEG Global L.L.C. and PSEG Resources L.L.C. This Policy also applies to the President of PSEG Energy Resources & Trade LLC (“ER&T”). In addition, officers at the Vice President and above levels of newly-formed subsidiaries may be subject to this Policy as determined in writing by the Company’s Chief Executive Officer (“CEO”). Each such officer to which this Policy applies shall be hereinafter referred to as a “Covered Officer.”

Retention Requirement

Multiple of Salary Requirement

As set forth below, each Covered Officer shall, during the Covered Officer’s employment, maintain ownership of a sufficient number of shares of the Company’s Common Stock (“Shares”) having a market value equal to the following multiples of such covered officer’s annual base salary, as in effect from time to time (the “Multiple of Salary Requirement”):

Position                            Multiple

Chief Executive Officer                    6
President/Chief Operating Officer                3
Executive Vice President                    3
President (Fossil, Nuclear and ER&T)            2
Senior Vice President                    2
Vice President                        1

Compliance with the above shall be determined annually as of January 1st by multiplying the number of the Covered Officer’s Qualifying Shares (as defined below) by the average of the daily closing price of the Shares on the New York Stock Exchange for the preceding 12 months (the “Annual Value”).

Equity Compensation Awards

In addition to the Multiple of Salary Requirement described above, Covered Officers shall retain not less than 100%, after tax and costs of issuance, of all Shares acquired by the Covered Officer through equity grants made by the Company, including the vesting of restricted stock or restricted stock units, the payout of performance awards and the exercise of option grants (“Equity Compensation Awards”), until it is determined that the Covered Officer satisfies the Multiple of Salary Requirement (the “Actual Compliance Date”).

Upon satisfaction of the Multiple of Salary Requirement, Covered Officers shall retain 25%, after tax and costs of issuance, of all Shares acquired as a result of the vesting, exercise or payout of any Equity Compensation Award, until the Covered Officer retires or his or her employment otherwise ends. A Covered Officer’s Multiple of Salary Requirement and the requirements with respect to retention of Equity Compensation Awards described herein comprise a Covered Officer’s “Retention Requirement” under this Policy.

For the avoidance of doubt, the calculation of the Retention Requirement following the Actual Compliance Date will include only those Shares acquired as a result of the vesting, exercise or payout of any Equity Compensation Award granted to the Covered Officer at any time following such Covered Officer’s Actual Compliance Date.

Time Period to Achieve Compliance

Each Covered Officer who was serving as of the date this Policy was initially adopted (November 20, 2007) shall acquire the applicable amount of Qualifying Shares to satisfy the Retention Requirement by January 1, 2013. Each Covered Officer newly elected or promoted after November 20, 2007 shall acquire the applicable amount of Qualifying Shares and satisfy the Retention Requirement for such position no later than January 1st following the fifth anniversary of the date of each such election or promotion (the “Required Compliance Date”).

A change in a Covered Officer’s Retention Requirement that results from an adjustment to a Covered Officer’s base salary will become effective as of January 1st in the year immediately following such change and will be assessed as part of the annual review for such subsequent calendar year.

Qualifying Shares

In fulfilling the Retention Requirement, all Shares owned by the Covered Officer shall be counted, including (i) Shares held in trusts for the benefit of immediate family members where the covered officer is the trustee, (ii) Shares granted to the Covered Officer in the form of restricted stock or restricted stock units, whether or not vested, and (iii) Shares credited to the covered officer’s account in the Company’s Thrift and Profit-Sharing Plan. In addition, for the purposes of compliance with this Policy, all restricted stock units, and all dividend equivalent units related thereto, held by the covered officer shall be considered as qualifying Shares (“Qualifying Shares”).

Stock options and performance units (as distinct from Shares which are actually issued as a result of exercise or vesting) shall not be counted as Qualifying Shares. As provided in Practice 615-6, the PSEG Insider Trading Practice “short sales” of Shares, including the purchase “puts”

or “collars,” or otherwise hedging or pledging Shares is prohibited, and as such could are not counted as Qualifying Shares.

Administration

The Organization and Compensation Committee of the Company’s Board of Directors (“Committee”) shall have authority to vary the application of the provisions of this Policy for good cause or exceptional circumstances. The Senior Vice President - Human Resources shall report annually to the Committee on the status of each Covered Officer’s compliance with this Policy. In the event a covered officer is not in compliance with any provision of this Policy, the Committee may take such action as it deems appropriate, consistent with the provisions of the Company’s compensation plans and applicable law and regulations, to enable the covered officer to achieve compliance at the earliest practicable time or otherwise enforce this Policy. Such action may include establishing conditions with respect to all or part of any award granted under the terms of any of the Company’s incentive compensation programs.

CONFIDENTIALITY, NON-COMPETITION
AND NON-SOLICITATION AGREEMENT

In consideration of employment with PSEG Services Corporation, or any and all of its past, present or future predecessors, successors, parents, affiliated or subsidiary companies, divisions, or assigns thereof (the “Company”), I hereby agree to the following terms of this Confidentiality, Non-Competition and Non-Solicitation Agreement (the “Agreement”):

1.    Confidentiality

a.
I acknowledge that, during the course of my employment, I will come into possession of confidential Company information. I further acknowledge that this “Confidential Information” is a valuable, special, and unique business asset to the Company. I further acknowledge that it is the Company’s policy to maintain as secret and confidential all Confidential Information, and that the disclosure of Confidential Information could cause irreparable damage to the Company. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and thereafter, to hold in strict confidence, and not to participate in the “Unauthorized” use of or to disclose to any person or entity any Confidential Information which I encounter, discover, obtain, conceive, create or develop.

b.
As used in this Agreement, the term “Confidential Information” means any Company proprietary information, technical, business and financial data, knowledge, or trade secrets, including, but not limited to, research, products, services, vendor lists, identity of vendors, supplier lists, identity of suppliers, customer lists, identity of customers, contracts, agreements, identities of purchasers/sellers, leases, identities of lessors/lessess, licenses, account numbers, pricing information and costs, markets, software, computer programs, ideas, concepts, developments, inventions, discoveries, protocols, scripts, procedures and modes of operation, interfaces, works of authorship, databases or database criteria, methodologies, processes, formulas, computer codes, technology, designs, models, drawings, measures, internal documentation, engineering materials, hardware information, marketing data, finances, budgets, projections, forecasts, strategies, plans, organizational information/structure, employee and personnel information (including but not limited to salaries and other terms of compensation), other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation during the period of my employment with the Company, and any other information relating to matters within the scope of Company business or concerning any Company dealings or affairs.

c.
As used in the Agreement, the term “Unauthorized” shall mean any use or disclosure, whether intentional or not: (i) in violation or contravention of the Company’s policies or procedures; (ii) inconsistent with the Company’s measures to protect its interests in the Confidential Information; (iii) in violation or contravention of any lawful instruction or directive, either written or oral, of a Company employee empowered to issue such instruction or directive; and/or (iv) in contravention of any duty existing under law or contract.

d.
During my employment with the Company and thereafter, I agree to take any and all reasonable and lawful measures to prevent the Unauthorized use and disclosure of Confidential Information by me, persons under my direction and/or supervision, or other persons about whom I have knowledge of having engaged in the Unauthorized use or disclosure of Confidential Information.

e.
I agree to promptly disclose to the Company, as appropriate, all Confidential Information developed in whole or in part by me during my employment with the Company and which relates to the Company’s business. Such Confidential Information is, and shall remain, the exclusive property of the Company. All writings created during my employment with the Company (excluding writings unrelated to the Company’s business) are considered to be “works for hire” for the benefit of the Company, and, as such, the Company shall own all rights in such writings.

f.
I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or is confidential or proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Notwithstanding the foregoing, I understand that Confidential Information shall not include: (i) any of the foregoing items which have become publicly known through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved; or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that I give the Company prompt written notice thereof so that the Company may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement.

g.
I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement or similar agreement with such prior employer. I further represent that my employment by the Company and the performance of my duties for the Company will not violate any agreement to which I am bound, including, but not limited to, confidentiality, non-competition and non-solicitation agreements.

h.
I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a Company duty to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with any such third party.

2.    Non-Competition

a.
During my employment with the Company, I agree not to compete in any manner, either directly or indirectly, whether for compensation or otherwise, with the Company, or to assist any other person or entity, business or otherwise, to compete with the Company. Further, during my employment with the Company, I agree not to engage in other conduct, employment or business enterprise that is in conflict with, may present an actual conflict with, or may appear to be in conflict with or to present a conflict with, the Company without the prior written consent of the Company. Such consent shall not be effective unless it is provided in writing by the Vice President (or his/her superior(s)) of the business unit in which I am employed. I further acknowledge that the scope of the Company’s business may change from time to time without notice to me and without formal amendment of this Agreement.

3.    Non-Solicitation

a.
I recognize and acknowledge that during my employment with the Company, I will have access to, learn, be provided with and, in some cases, prepare and create certain Confidential Information, all of which is of substantial value to the Company’s business. I further recognize that I will have substantial contacts with customers, clients, investors, consultants, contractors and strategic partners of the Company and hereby acknowledge a fiduciary relationship will exist between me and the Company by reason of my having received and been privy to client, customer and other proprietary information which would give me an unfair advantage in attracting the Company’s clients and customers or otherwise competing against the Company.

b.
In light of the foregoing, during my employment with the Company and for a period of 12 months following the termination of my employment with the Company for any reason, I shall not either on my own behalf or on behalf of any other person or entity, business or otherwise (other than the Company), directly or indirectly:

(i) hire, solicit, or induce, or in any manner attempt to hire, solicit, or induce, any person who either at the time of such hiring, solicitation, or inducement or within the prior 12 months is employed by, an agent of, or a service provider to the Company, to terminate such person’s employment, agency or service, as the case may be, with the Company;

(ii) call on, solicit or service any person or entity who was or is then a customer, vendor, supplier, licensee, licensor, purchaser, seller, lessee, lessor, or any other person or entity sharing a business relationship with the Company, in order to induce or attempt to induce the same to cease doing business with the Company, or in any way interfere with the relationship between any such customer, vendor, supplier, licensee, licensor, purchaser, seller, lessee, lessor, or any other person or entity sharing a business relationship with the Company (including, without limitation, making any negative statements or communications about the Company); or

(iii) call on, solicit or service any person or entity who was identified as a potential customer, vendor, supplier, licensee, licensor, purchaser, seller, lessee, lessor, or any other person or entity sharing a business relationship with the Company at the time

I was an employee of the Company and with respect to which I participated, directly or actively, in conducting business on behalf of the Company, in order to induce or attempt to induce the same to cease doing business with the Company, or in any way interfere with the relationship between any such customer, vendor, supplier, licensee, licensor, purchaser, seller, lessee, lessor, or any other person or entity sharing a business relationship with the Company (including, without limitation, making any negative statements or communications about the Company).

4.    Inventions

a.
I have attached hereto, as Exhibit A, a list describing with particularity all intellectual property, including, but not limited to, property inventions, copyrights, copyright applications or registrations, original works of authorship, developments, improvements, patents, patent applications, trademarks, trademark applications, trade names or trade secrets which were created or owned by me prior to the commencement of my employment and which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development (collectively referred to as “Prior Inventions”), and which are not assigned to the Company. If disclosure of any such Prior Inventions would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the parties to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason (to the extent these disclosures would not violate the confidentiality agreement). A space is provided on Exhibit A for such purpose. If I have no Prior Inventions to list, I will return Exhibit A with the appropriate box marked. If, in the course of the Employment Period, I agree to incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, absent a prior written agreement or license between myself and the Company for such incorporation of the Prior Invention into a Company product, process or machine, then the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

b.
I agree that I will, without additional compensation, promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company and its successors and assigns my entire right, title, and interest throughout the world in any and all inventions, ideas, developments, concepts, know-how, improvements, trade secrets, or original works of authorship, regardless of whether or not any such inventions, ideas developments, concepts, know-how, improvements, trade secrets, or original works of authorship are in whole or in part capable of being patented, copyrighted or trademarked, which I may solely or jointly conceive, develop or reduce to practice, or cause to be conceived, developed or reduced to practice, while employed by the Company (whether or not during regular working hours) and which relate in any manner to the actual or reasonably anticipated business, research and/or other activities of the Company or which is suggested by or results from any task assigned to or performed by me on behalf of the Company. This assignment set forth in this Section (4)(b) will continue in full force and effect for a period of 12 months following the termination of my employment with the Company for any reason, provided the inventions, ideas, developments, concepts, know-how, improvements, trade secrets, or original works of authorship either: (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (ii) result from or relate to any work performed for the Company; or (iii) are developed through the use of Confidential Information and/or Company owned resources or in consultation with Company personnel (collectively referred to as “Inventions”). I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during my employment with the Company are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law; but that, in the event any such Invention is deemed not to be a work made for hire, I hereby assign all rights in such Invention to the Company. I further represent and agree that to the best of my knowledge and belief, the practice by the Company of any of the Inventions will not violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that I will use my best efforts to prevent any such violation.
c. I agree to keep and maintain reasonable and current written records of all Inventions made by me (solely or jointly with others) during my period of employment with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole discretion of the Company for the purpose of furthering the Company’s business.

a.
I agree to assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the Company’s rights in the Inventions and any copyrights, copyright applications or registrations, patents, patent applications, trademarks, trademark applications, trade names, service marks, logos, database rights, algorithms, know-how, domain names, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any intellectual property or other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the

Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for past, present or future infringement of any and all proprietary rights assigned to the Company.

5.    Representations, Warranties and Acknowledgments

a.	I represent and warrant that my employment with the Company does not conflict with nor appear to conflict with and will not be constrained by any prior business relationship.

b.
I understand and acknowledge: (i) that the Confidential Information is commercially and competitively valuable to the Company and is vital to the success of the Company’s business at all locations at which the Company does business; (ii) that the Unauthorized use or disclosure of said Confidential Information would cause irreparable harm to the Company; (iii) that, by this Agreement, the Company is taking reasonable steps to protect its legitimate interests in its Confidential Information; (iv) that the restrictions on the activities in which I may engage set forth in this Agreement, and the locations and periods of time for which such restrictions apply, are reasonably necessary in order to protect the Company’s legitimate interests in its Confidential Information; (v) that nothing herein shall prohibit the Company from pursuing any remedies, whether in law or equity, available to the Company for breach or threatened breach of this Agreement, including without limitation the recovery of damages by the Company from me and the enjoinment of such activities by temporary and permanent injunction; and (vi) by reason of the foregoing, I consent and agree that if I violate any of the provisions of this Agreement, the Company shall be entitled, in addition to any remedies the Company may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining me from committing or continuing any violations of the provision of this Agreement without the necessity of posting a bond or proving actual damages.

c.
This Agreement is not applicable to the disclosure of “Confidential Information” in order to comply with an Order of any court or agency of competent jurisdiction. However, I agree to notify the Company immediately upon learning that such an Order has been requested or issued and I agree to advise the issuing court or agency of the existence of this Agreement.

6.    Returning Company Property
I agree that, at the time of termination of my employment with the Company for any reason, or at any time at the request of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information or property pertaining to my employment with or otherwise belonging to the Company. This representation applies to information in any form, including, but not limited to, originals, photocopies, hard copies, and electronic versions. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

7.    Investing or Trading in Securities

I agree not to solicit, use or disclose any information not generally available to the public, including, without limitation, Confidential Information, in any manner, directly or indirectly, so that I or any third party would obtain an advantage, benefit or gain, whether real or potential, over the general public, whether in connection with investing or trading in securities or for any other purpose.

8.    Disclosure of Agreement

For a period of 12 months following the termination of my employment with the Company for any reason, I will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such person or entity; provided, however, the foregoing shall not obligate me to disclose the existence of this Agreement when I am engaging in activities unrelated to the business of the Company.

9.    Reasonableness of Restrictions

I recognize and acknowledge that the restrictions and limitations set forth in this Agreement are legitimate and reasonable. I further acknowledge that the restrictions and limitations set forth in this Agreement will in no way interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

10.    Injunctive Relief

I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement will result in substantial, continuing and irreparable injury to the Company for which the Company would have no adequate remedy at law. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement. The Company may seek the foregoing relief without the necessity of posting a bond. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Non-Competition Period (Section 2) or the Non-Solicitation Period (Section 3), as applicable, shall be tolled during any period of violation of any of the covenants in Section 2 or Section 3 hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages.

11.    General

a.
I hereby acknowledge, and I agree not to claim any additional or special payment for my assignment of property contemplated in Section 4(b) above, and/or for my compliance with the other covenants and agreements herein contained.

b.
This Agreement shall be governed by and in accordance with the laws of the State of New Jersey and is being executed in the State of New Jersey. The laws of New Jersey (including the choice of law rule of New Jersey) shall govern the validity and interpretation of this Agreement as well as the performance by me and the Company of our respective duties and obligations. Any dispute or claim relating to this Agreement shall be brought in a court of competent jurisdiction in New Jersey, and I hereby agree and consent to personal jurisdiction in New Jersey.

c.	This Agreement shall not in any way be construed as to change, alter or modify the employment-at-will relationship between the Company and me.

d.
If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is agreed that it is the intention of the parties to this Agreement that if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

e.
This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

f.
I agree that if subsequent to execution of this Agreement I am transferred to or accept another position with any company affiliated with the Company, this Agreement shall continue in effect and shall be deemed as having been automatically assigned to such entity. Further, no change in assignment, position, department, division, unit or location to which I am assigned shall in any way affect the obligations under this Agreement. This Agreement shall not be affected by any change in name of the Company, or any consolidation, merger, acquisition or addition or deletion, and shall be automatically assigned to any successor company of the Company, and continue in full force and effect thereafter in accordance with its terms.

g.	This Agreement shall inure to the benefit of the Company’s successors or assigns and, as far as legally possible, shall be binding upon my heirs, legal representations and assigns.

h.	This Agreement shall survive termination of my employment with the Company irrespective of the reasons therefor.

i. The Company’s waiver or failure to enforce the terms of this Agreement or any similar agreement in any one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this Agreement.

j.
I acknowledge that: (i) I have read and understand this Agreement; (ii) I fully understand the limitations which it imposes on me; (iii) I have had the opportunity to review this Agreement with the counsel of my choice; and (iv) I have signed and entered into this Agreement voluntarily and of my own free will.

Acknowledged, accepted and agreed this 2nd day of July, 2014
(Date) (Month) (Year)

Signature of Employee: /s/ Tamara L. Linde

Printed name of Employee: Tamara L. Linde

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM SECTION 4 OF THE AGREEMENT

Title	Date	Identifying Number or Brief Description

_√____    No inventions or improvements
_____    Additional Sheets Attached

_____
Due to a prior confidentiality agreement, I cannot complete the disclosure above with respect to inventions or improvements generally listed below. Disclosing such information listed below will not violate the confidentiality agreement by which I am bound.

Invention or Improvement	Parties	Relationship

Signature of Employee: /s/ Tamara L. Linde
Printed Name of Employee: Tamara L. Linde

MANDATORY ARBITRATION AGREEMENT FOR OFFICERS (“Agreement”)

As a condition of and in consideration for your employment with Public Service Enterprise Group, its subsidiaries or affiliates (“PSEG”), you agree that any and all disputes arising out of or relating to your employment with PSEG, the termination of your employment, or this Agreement will, at the demand of either party, be resolved through binding arbitration. Specifically:

•
You agree to waive your right to a jury trial and a judicial forum in any action or proceeding related to your employment with PSEG, the termination of your employment, or this Agreement whether the claim is based upon statute, regulation, contract, tort or other common law principles. Such claims include but are not limited to claims of workplace discrimination, harassment, or retaliation. This waiver applies to claims against PSEG, its past, present or future, parents, affiliated or subsidiary companies, divisions, assigns, successors, insurers, and each of its/their past, present or future officers, directors, agents, consultants, employees, attorneys, boards of directors, and representatives.

•	You understand that all substantive rights will be preserved in the arbitral forum, including any remedies that may be available.

•
You acknowledge that the statute of limitations provided for by law will apply to any claim you may have, and any claim will be barred by the statute of limitations if a demand for arbitration is not made within that statute of limitations period.

•
To the extent permitted by law, you agree that you will not participate in and are precluded from participating in any class or collective action, whether in a judicial or arbitral forum, related to your employment with PSEG or the termination thereof.

•	You understand that claims for workers’ compensation benefits or unemployment benefits are not subject to this Agreement as well as any claims where a judicial forum may not be waived by law.

Any arbitration under this Agreement will be administered by the American Arbitration Association (“AAA”) in accordance with the Employment Dispute Resolution Rules of the AAA and in accordance with the Federal Arbitration Act. Arbitration will be conducted before one arbitrator at the AAA offices in Somerset, New Jersey or, by mutual consent, at another location agreed to by both parties. Following the demand for arbitration, either party may propose an arbitrator, and the parties will attempt to mutually agree upon an arbitrator. If the parties cannot mutually agree to an arbitrator within 30 days from the date the demand for arbitration is filed, the parties will notify AAA, and the parties will select an arbitrator utilizing AAA’s regular process for the selection of arbitrators. Based on your position as an officer of the Company, each party will pay one-half of the filing fee, the arbitrator’s fees, and administrative expenses related to the arbitration. Each party, if they choose to be represented, will be responsible for their own attorneys’ fees and related costs. The arbitrator may award either party reasonable attorneys’ fees and costs in accordance with and to the extent provided for by applicable laws.

Each party agrees to keep all such disputes and arbitration proceedings, and the facts underlying or related to any claims, strictly confidential except for disclosure of information required by law. The foregoing is not intended to preclude communications with previously identified fact and expert witnesses for the purpose of arbitrating the matter(s) in dispute. Each party further agrees to abide by and perform any award rendered by the arbitrator, and that a judgment of a court of competent jurisdiction may be entered on the award.

If any clause of this Agreement should ever be determined to be illegal, void, or unenforceable, it is agreed that such determination will not affect the enforceability of any other clause or the remainder of the Agreement, which shall be enforced to the maximum extent possible. Further, if any provision of this Agreement is held to be overbroad or unreasonable, such provision shall be given effect to the maximum extent possible under law.

This Agreement will remain in full force and effect if you assume a new position within PSEG, including any transfer to a subsidiary or affiliate.

This Agreement does not alter your employment relationship with the Company which is employment at-will as explained in the accompanying offer letter.

You have a right to carefully review this Agreement and to consult with a person of your choosing, including an attorney (at your own expense), before signing this document.

If you have any questions regarding this Agreement, please contact the individual in Compensation & Benefits you are working with in connection with your offer of employment.

By signing this document, you represent that you are entering into this Agreement knowingly and voluntarily and free from any duress or coercion.

Acknowledged, accepted and agreed this 2nd day of July, 2014
(Date) (Month) (Year)

Signature of Employee:    /s/ Tamara L. Linde

Printed name of Employee: Tamara L. Linde